Exhibit 99.1

  MDI, Inc. Granted Until June 22, 2007 to Regain Nasdaq Bid Price Compliance

    SAN ANTONIO--(BUSINESS WIRE)--Dec. 28, 2006--MDI, Inc. (NASDAQ:MDII) the leading manufacturer of Unified Technology(TM) solutions for the security industry, today announced that it received a letter on December 27, 2006 from The Nasdaq Stock Market, stating that the Company will be provided a second 180 calendar days, or until June 22, 2007, to regain compliance with the Nasdaq bid price requirement. If, at anytime before June 22, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company complies with the Rule.

    In its December 27, 2006 letter to the Company, Nasdaq notes that the Company meets all initial inclusion criteria for the Nasdaq
Capital Market except for the bid price.

    If the company is not in compliance with the Rule by June 22, 2007, Nasdaq will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal this determination.

    About MDI, Inc.

    MDI (NASDAQ:MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are united by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI or its diversified line of security products, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: MDI, Incorporated, San Antonio
             Investor Relations:
             Richard A. Larsen, 210-582-2664
             Richard.Larsen@mdisecure.com